Registration Statement Nos. 333-209682 and 333-209682-01

Dated November 17, 2016

Filed pursuant to Rule 433

J.P. Morgan Structured Investments J.P. Morgan Structured Investment Products J.P. Morgan offers structured products across multiple asset classes, including equities, fixed income, credit, currencies and commodities. Structured products, also known as structured investments, can provide enhanced return and increased diversification for client portfolios, and are sold through distributors to high net worth individuals and retail investors around the world. Structured products are different from traditional debt securities and certificates of deposit and present additional risks. For public access please select by country Select Country Or For institutional access please login Login Don't have an account yet? Register

The U.S. Structured Notes Website

Access Agreement

BEFORE YOU CLICK THE "ACCEPT" BUTTON BELOW, SCROLL DOWN AND CAREFULLY READ THE FOLLOWING TERMS AND CONDITIONS THAT GOVERN YOUR ACCESS TO, AND USE OF, THE U.S. STRUCTURED NOTES WEBSITE. THIS ACCESS AGREEMENT MAY BE AMENDED OR SUPPLEMENTED BY JPMORGAN CHASE & CO. OR ITS AFFILIATES FROM TIME TO TIME IN THEIR SOLE DISCRETION. IF YOU, EITHER INDIVIDUALLY OR ON BEHALF OF THE INTERMEDIARY YOU REPRESENT, AGREE TO THESE TERMS AND CONDITIONS AND CLICK "ACCEPT" TO ENTER THE U.S. STRUCTURED NOTES WEBSITE, ANY SUCH CLICKING SHALL HAVE THE SAME FORCE AND EFFECT AS YOU MANUALLY SIGNING AND DELIVERING A PAPER COPY OF THE ACCESS AGREEMENT (AND "THE TERMS AND CONDITIONS OF ACCESS" PAGE OF THE U.S. STRUCTURED NOTES WEBSITE INCORPORATED HEREIN) INDIVIDUALLY, OR AS AN AUTHORIZED SIGNATORY OF THE INTERMEDIARY YOU REPRESENT, IF APPLICABLE. IF YOU DO NOT CLICK "ACCEPT" YOU WILL NOT BE ABLE TO ENTER THE U.S. STRUCTURED NOTES WEBSITE.

Access Agreement Last Updated: May 1, 2016

The J.P. Morgan U.S. Structured Notes Website (the "Website", or the "Structured Notes Website") constitutes a separate portion of the JPMorgan Chase & Co. website. The distribution of material on this Website may be restricted by the laws and regulations of the country from which you are accessing this Website. Where such restrictions exist, this information is not intended for distribution to, or use by, any person or entity in any such jurisdiction, and persons accessing these pages are required to inform themselves about and to observe any such restrictions and such investors will not be able to purchase the securities described. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries (collectively, "JPMorgan") worldwide.

SEC Legend: JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings of securities posted on this Website. Before you invest in any offering of securities by JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC, you should read the prospectus in that registration statement, each prospectus supplement, as well as the particular product supplement, underlying supplement, preliminary pricing supplement and any other documents that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC relating to such offering for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and the offering of any securities. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the particular offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 866-535-9248.

IRS CIRCULAR 230 DISCLOSURE

JPMorgan and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained on this Website or in any materials available through this Website is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

WEBSITE

Access is provided to you as a revocable privilege on the condition of your agreement to the terms and conditions of access to the Structured Notes Website set forth in this agreement, including all terms and conditions that may be stated on the Terms and Conditions page of the Structured Notes Website, which is incorporated in this agreement by reference (this Access Agreement, together with the Terms and Conditions, is referred to as the "Access Agreement"). This Access Agreement is additional to, and does not supersede, any account or other agreements between JPMorgan Chase & Co. or any of its subsidiaries (collectively, "JPMorgan") and you.

Materials and information posted on the Structured Notes Website may be printed for your use, provided, that you do not remove any copyright or other proprietary notices or legends. Materials and information posted on the Structured Notes Website may not be duplicated, copied, re-disseminated or re-distributed to any other person or entity. You agree that the foregoing prohibitions shall survive the termination of this Access Agreement.

The terms and conditions of the Access Agreement are subject to change. You agree that JP Morgan may notify you of any amendments to this Access Agreement by posting the amended terms of the Access Agreement to the Structured Notes Website. You are responsible for being familiar with the current version of this Access Agreement posted on the Website during each session.

JPMORGAN OR ITS SERVICE PROVIDERS MAY DISCONTINUE OR MAKE CHANGES TO THE WEBSITE AT ANY TIME. JPMORGAN RESERVES THE RIGHT TO TERMINATE ANY OR ALL WEB TRANSMISSIONS OR ACCESS TO THE WEBSITE WITHOUT PRIOR NOTICE TO YOU.

LICENSE

JPMorgan, where applicable, hereby grants to you a non-transferable, non-exclusive, non-assignable license to use, for your internal purposes only, the Website. You agree not to transfer, sublicense, rent, assign, time-share, lease, convey, copy, translate, convert to another programming language, decompile, disassemble, reverse engineer, modify or change the Website, or any component thereof, for any purpose. You agree not to disclose or distribute to any other party, or allow any other party to inspect, copy or use the Website. In addition, unless otherwise expressly agreed to in writing, you shall not remove or modify any disclaimer or copyright or trademark notice contained in the Website or in anything copied or downloaded from the Website. The Website is the commercially valuable proprietary products and trade secrets of JPMorgan and shall remain the sole property of JPMorgan and title and full ownership rights in the Website are reserved to and shall remain with JPMorgan.

Any information you provide to JPMorgan in connection with using the Website may be used to offer to you modifications and enhancements to the Website and to notify you of products and services provided by JPMorgan. Use of the Website may be monitored, tracked, and recorded. Anyone using the Website expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract expressly provides otherwise. Anyone using the Website expressly consents to their data being transferred to another jurisdiction which may have no data privacy laws or data privacy laws which are less stringent than the jurisdiction where they are domiciled. JPMorgan owns all right, title and interest in the aggregated transaction data reflecting your interactions using the Website (including, but not limited to, general usage data).

PRICES AND VALUATIONS

Where the information consists of pricing or performance data, the data contained therein has been obtained from sources believed reliable. Data computations are not guaranteed by any information service provider, third party or us or any affiliates and may not be complete. Neither any information service provider, third party or JPMorgan gives any warranties, as to the accuracy, adequacy, quality of fitness, timeless, non-infringement, title, of any information for a particular purpose or use and all such warranties are expressly excluded to the fullest extent that such warranties may be excluded by law. You bear all risks from any use or results of using any information. You are responsible for validating the integrity of any information received over the Internet.

Any values or prices are provided for information purposes only and are intended solely for your use. Prices or values may not represent (i) the actual terms at which new transactions could be entered into, (ii) the actual terms at which existing transactions could be liquidated or unwound or (iii) the calculation or estimate of an amount that would be payable following the designation of any early termination date under any agreement governing our trading relationship, and JP Morgan does not warrant their completeness or accuracy.

Certain valuations are derived from proprietary models based upon well-recognized financial principles and reasonable estimates about relevant future market conditions. Valuations based on other models or different assumptions may yield different results. JPMorgan expressly disclaims any responsibility for (i) the accuracy of the models or estimates used in deriving the valuations, (ii) any errors or omissions in computing or disseminating the valuations and (iii) any reliance on or uses to which the valuations are put. Note that in performing the calculations of the present value of all future cash flows for some instruments, it may have been necessary to make estimates about future market conditions. In these cases our calculations have been performed using JPMorgan 's reasonable estimates of the relevant future market conditions, in accordance with our internal policies and models.

You agree that access to the Structured Notes Website is revocable at any time in the sole discretion of JPMorgan.

INFORMATION AND PRIVACY

You hereby consent to the communication and disclosure of all information and data in respect of the Website, your use of the Website and all matters incidental hereto and thereto by JP Morgan (and any of their officers, agents, employees or service providers) to (a) all relevant government and regulatory authorities as and when requested or required by such government and regulatory authorities, (b) to branches, affiliates, advisors, agents, auditors, service providers, and counsel of J.P. Morgan for routine business purposes and where reasonably required to enable or enhance the Website, and (c) to service providers as we determine in our sole discretion to be necessary for the provision of any part of the Website. Use of any information and data collected through, or in connection with, the Website is subject to our Privacy Policy, which Privacy Policy is incorporated into this Access Agreement by reference, and which is available through the following link: https://www.jpmorgan.com/pages/privacy. You acknowledge and consent that such aforementioned communication and disclosure of your information and data may include your personal information ("Personal Data"). You further acknowledge and consent that your rights to the confidentiality of your information and data are expressly waived so that we may collect, use, transfer, store or otherwise process (collectively, "Process") your Personal Data, and to and from, in various jurisdictions in which we operate to facilitate performance of the Website, to comply with regulatory requirements, and for our marketing purposes. Furthermore, you shall provide us with any and all consents, information and assistance necessary for us to comply with applicable laws, to respond satisfactorily to any query or request from or cooperate with any applicable authority in relation to your activities through the Website.

CONSENT TO ELECTRONIC DELIVERY OF OFFERING DOCUMENTS

By selecting "Accept" below, you are consenting indefinitely to delivery to you of the preliminary offering documents, if any,

and final offering documents for the offered securities of any issuer and any amended offering documents by means of electronic delivery via posting to this website where you can access and print such documents.

JP Morgan will notify you by e-mail or by other means of the posting of any amended offering documents. Any e-mail message sent to the e-mail address you have provided to us will be deemed to have been delivered, unless we receive notice that such e-mail message was not delivered.

You will need Adobe Acrobat Reader® version 3.0 or higher in order to view the offering documents, any amended offering documents and any other documents posted on this website. You will also need browser software, such as Internet Explorer® version 6 or higher to view the documents. There may be costs associated with electronic delivery (for example, in connection with the online internet time). You may call for free technical assistance and to obtain paper copies of any offering documents you request.

This consent to electronic delivery may be revoked at any time by calling 800-576-3529 or by emailing structured.investments@jpmorgan.com. Revocation of consent must be on an all or nothing basis. Accordingly, this consent may not be revoked in part.

USE OF SIMULATED RETURNS

Back-testing and other statistical analysis material that is provided in connection with the explanations of the potential returns of the investments linked to any index use simulated analysis and hypothetical circumstance to estimate how that index may have performed prior to its actual existence.

The results obtained from "back-testing" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing any index. JPMorgan provides no assurance or guarantee that the investments linked to any index will operate or would have operated in the past in a manner consistent with the materials provided on this Website. The hypothetical historical levels presented in the materials provided herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Hypothetical back-tested results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the simulated returns presented in the materials provided on this Website.

Copyright © 2016. JPMorgan Chase & Co. All rights reserved.

Terms and Conditions

J.P. MORGAN STRUCTURED INVESTMENTS

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GENERAL DISCLAIMERS

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: J.P. Morgan does not provide tax advice. Accordingly, any discussion of U.S. tax matters contained on this Website or the documents available herein is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

RISKS

Transactions of the type described in this Website may involve a high degree of risk, and the value of such transactions may be highly volatile. Such risks may include, without limitation, risk of adverse of unanticipated market developments, risk of issuer default and a lack of liquidity. In certain transactions investors may lose their entire investment. This brief statement does not disclose all of the risks and other significant aspects in connection with transactions of the type described in this Website, and you should ensure that you fully understand the terms of any transaction, including the relevant risk factors and any legal, tax and accounting considerations applicable to them, prior to transacting/ investing. Investors should carefully review the Certain Risk Considerations Registered Notes, as well as the product-specific risks contained under the heading "Selected Risk Considerations" in the applicable pricing supplement posted on the Structured Investments Website as well as under "Risk Factors" in the product supplement and/or underlying supplement that accompanies that pricing supplement. The transactions of the type described in this Website are not suitable for all investors. The products contained on this Website are not available for sale in all jurisdictions including those jurisdictions in which an offer or sale of such products is unlawful.

Copyright © 2016 JPMorgan Chase & Co. All Rights Reserved

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GENERAL DISCLAIMERS

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: J.P. Morgan does not provide tax advice. Accordingly, any discussion of U.S. tax matters contained on this Website or the documents available herein is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

RISKS

Transactions of the type described in this Website may involve a high degree of risk, and the value of such transactions may be highly volatile. Such risks may include, without limitation, risk of adverse of unanticipated market developments, risk of issuer default and a lack of liquidity. In certain transactions investors may lose their entire investment. This brief statement does not disclose all of the risks and other significant aspects in connection with transactions of the type described in this Website, and you should ensure that you fully understand the terms of any transaction, including the relevant risk factors and any legal, tax and accounting considerations applicable to them, prior to transacting/ investing. Investors should carefully review the Certain Risk Considerations Registered Notes, as well as the product-specific risks contained under the heading "Selected Risk Considerations" in the applicable pricing supplement posted on the Structured Investments Website as well as under "Risk Factors" in the product supplement and/or underlying supplement that accompanies that pricing supplement. The transactions of the type described in this Website are not suitable for all investors. The products contained on this Website are not available for sale in all jurisdictions including those jurisdictions in which an offer or sale of such products is unlawful.

Copyright © 2016 JPMorgan Chase & Co. All Rights Reserved

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GENERAL DISCLAIMERS

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: J.P. Morgan does not provide tax advice. Accordingly, any discussion of U.S. tax matters contained on this Website or the documents available herein is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

RISKS

Transactions of the type described in this Website may involve a high degree of risk, and the value of such transactions may be highly volatile. Such risks may include, without limitation, risk of adverse of unanticipated market developments, risk of issuer default and a lack of liquidity. In certain transactions investors may lose their entire investment. This brief statement does not disclose all of the risks and other significant aspects in connection with transactions of the type described in this Website, and you should ensure that you fully understand the terms of any transaction, including the relevant risk factors and any legal, tax and accounting considerations applicable to them, prior to transacting/ investing. Investors should carefully review the Certain Risk Considerations Registered Notes, as well as the product-specific risks contained under the heading "Selected Risk Considerations" in the applicable pricing supplement posted on the Structured Investments Website as well as under "Risk Factors" in the product supplement and/or underlying supplement that accompanies that pricing supplement. The transactions of the type described in this Website are not suitable for all investors. The products contained on this Website are not available for sale in all jurisdictions including those jurisdictions in which an offer or sale of such products is unlawful.

Copyright © 2016 JPMorgan Chase & Co. All Rights Reserved

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GENERAL DISCLAIMERS

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: J.P. Morgan does not provide tax advice. Accordingly, any discussion of U.S. tax matters contained on this Website or the documents available herein is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

RISKS

Transactions of the type described in this Website may involve a high degree of risk, and the value of such transactions may be highly volatile. Such risks may include, without limitation, risk of adverse of unanticipated market developments, risk of issuer default and a lack of liquidity. In certain transactions investors may lose their entire investment. This brief statement does not disclose all of the risks and other significant aspects in connection with transactions of the type described in this Website, and you should ensure that you fully understand the terms of any transaction, including the relevant risk factors and any legal, tax and accounting considerations applicable to them, prior to transacting/ investing. Investors should carefully review the Certain Risk Considerations Registered Notes, as well as the product-specific risks contained under the heading "Selected Risk Considerations" in the applicable pricing supplement posted on the Structured Investments Website as well as under "Risk Factors" in the product supplement and/or underlying supplement that accompanies that pricing supplement. The transactions of the type described in this Website are not suitable for all investors. The products contained on this Website are not available for sale in all jurisdictions including those jurisdictions in which an offer or sale of such products is unlawful.

Copyright © 2016 JPMorgan Chase & Co. All Rights Reserved